Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS HIGHER 1st QUARTER SALES AND EARNINGS
Continued Strength in ViSalus Drives Year-over-Year Growth

GREENWICH, CT, USA, May 4, 2012: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of candles, accessories for the home, and health and wellness products, today reported earnings for the first quarter.  Net Sales for the three months ended March 31, 2012 increased 56% to $283.1 million versus $181.0 million for the comparable prior year period primarily due to significant year-over-year sales growth at ViSalus.  International sales represented 29% of first quarter sales this year compared to 49% last year, driven by ViSalus’ strong domestic sales growth.

Operating Profit for the first quarter was $19.6 million this year versus $3.3 million last year and includes a pre-tax ViSalus equity incentive charge of $2.9 million this year and $2.2 million last year.  The Company also incurred pre-tax restructuring charges of $1.1 million for PartyLite this year.  Excluding the impact of these charges, operating profit would have been $23.7 million this year versus $5.5 million last year.  The increase in operating profit is principally due to the growth in ViSalus.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “ViSalus had a very strong start to the seasonally-important first quarter for weight management and healthy lifestyle companies.  Programs such as the Body By Vi 90 Day Challenge and Rising Star that were so effective leading into and throughout 2011 were bridged successfully into 2012.  Moreover, ViNet Mobile products and services that support Promoters as they build their businesses launched during the first quarter with very positive reception from the Field.”

Mr. Goergen also stated, “We are encouraged by PartyLite’s U.S. results during the first quarter which, while below last year, declined at a much slower rate than recent trend.  We believe that the programs put in place in 2011 are getting traction and will ultimately have their desired impact. Moreover, we have modified our U.S. programs based on last year’s learnings and began launching them in Canada with strong support from PartyLite Leaders and Consultants during the first quarter.”

Net Earnings for the first quarter were $7.5 million compared to a loss of $1.0 million for the prior year.  Diluted earnings per share for the first quarter were $0.87 this year compared to a loss of $0.12 last year.  The Company recorded a loss of $2.4 million, or $0.28 per share, during the first quarter last year from discontinued operations of Midwest-CBK and Boca Java.  Normalized earnings per share before ViSalus’ equity incentive charges, PartyLite restructuring and discontinued operations were $1.10 this year versus $0.18 in last year’s comparable quarter.  A summary non-GAAP table reconciling normalized earnings to reported GAAP earnings is provided below.

In the Direct Selling segment, first quarter net sales increased 82% to $236.4 million versus $130.1 million for the same period last year due to significant sales growth at ViSalus.

Sales at ViSalus were $136.7 million in this year’s first quarter versus $20.0 million for the same period last year.  ViSalus had over 92,000 independent Promoters at the end of the first quarter versus over 16,000 for the same period last year.

Total PartyLite sales for the first quarter declined 11% to $101.4 million from $113.6 million last year.  PartyLite’s European sales declined 9% in local currency, translating into a decline of 13% in U.S. dollars during the quarter as booking shows was challenging in the current economic environment throughout Europe.  PartyLite’s European active independent sales Consultants total over 30,000 this year versus over 31,000 last year.  PartyLite’s U.S. sales declined 6% versus the prior year period. Active U.S. independent sales Consultants total over 15,000 in the U.S. this year versus approximately 18,000 last year.  In PartyLite Canada, sales declined 15% in U.S. dollars during the quarter, which translated into a decline of 14% in local currency, with active independent sales Consultants totaling over 3,500 this year versus over 4,200 last year.

First quarter operating profit in the Direct Selling segment was $21.1 million versus $3.8 million in the same period last year. Excluding the aforementioned $2.9 million ViSalus equity incentive charge this year and $2.2 million last year, as well as the PartyLite restructuring charge of $1.1 million this year, the segment’s first quarter operating profit would have been $25.1 million this year versus $6.0 million last year.  Strong sales and profit growth at ViSalus more than offset lower sales and profits at PartyLite versus last year.

In the Catalog & Internet segment, first quarter net sales were $33.8 million versus $37.2 million last year, due to soft sales of general merchandise, partially offset by strong Catalog and Internet sales of health and wellness products.  First quarter operating loss in this segment was $1.2 million this year versus income of $0.8 million last year.

In the Wholesale segment, first quarter net sales were $12.9 million versus $13.7 million last year driven by a slight decline in foodservice sales.  First quarter operating loss in the Wholesale segment was $0.3 million this year versus a loss of $1.3 million last year.  The reduced loss was driven by price advances to offset higher commodity costs and freight surcharges, as well as the impact of cost savings initiatives implemented throughout last year.

The summary reconciliation of unaudited Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

The sum of the individual and segment amounts may not equal the reported totals for the quarter for Blyth overall due to rounding.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on direct selling and direct marketing channels.  We design and market home fragrance products and decorative accessories, as well as weight management products, nutritional supplements and energy drink mixes.  These products are sold through Direct Selling from the home party plan method and network marketing. The Company also designs and markets household convenience items and personalized gifts through the catalog/internet channel, as well as tabletop lighting and chafing fuel for the foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake® and Easy Comforts®, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2012	2011

Net sales	$283,146	$181,042
Cost of goods sold	99,204	75,182
Gross profit	183,942	105,860
Selling	122,099	74,375
Administrative and other	39,292	26,001
ViSalus equity incentive plan	2,921	2,168
Total operating expense	164,312	102,544
Operating profit	19,630	3,316

Other expense (income):
Interest expense	1,442	1,834
Interest income	(443)	(233)
Foreign exchange and other, net	(603)	889
Total other expense	396	2,490

Earnings from continuing operations before income taxes and noncontrolling interest	19,234	826
Income tax expense (benefit)	8,042	(696)
Earnings from continuing operations	11,192	1,522
Loss from discontinued operations, net of income tax benefit of $433	-	(2,355)
Net earnings (loss)	11,192	(833)
Less: Net earnings attributable to the noncontrolling interests	3,713	190
Net earnings (loss) attributable to Blyth, Inc.	7,479	(1,023)

Basic:
Net earnings from continuing operations	$0.87	$0.16
Net loss from discontinued operations	-	(0.28)
Net earnings (loss) attributable to Blyth, Inc.	$0.87	$(0.12)
Weighted average number of shares outstanding	8,565	8,267

Diluted:
Net earnings from continuing operations	$0.87	$0.16
Net loss from discontinued operations	-	(0.28)
Net earnings (loss) attributable to Blyth, Inc.	$0.87	$(0.12)
Weighted average number of shares outstanding	8,624	8,318

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2012	March 31, 2011
Assets
Cash and Cash Equivalents	$156,058	$206,774
Short Term Investments	52,571	-
Accounts Receivable, Net	15,247	15,945
Inventories	110,638	87,072
Property, Plant & Equipment, Net	85,539	90,008
Other Assets	96,943	60,720
Discontinued operations	-	44,803
	$516,996	$505,322

Liabilities and Stockholders' Equity
Bank and Other Debt	$6,832	$10,203
Bond Debt	92,393	99,944
Other Liabilities	253,461	135,193
Discontinued operations	-	4,163
Equity	164,310	255,819
	$516,996	$505,322

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2012		March 31, 2011
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$9,444	$1.10	$1,454	$0.18

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	(1,222)	(0.14)	(122)	(0.02)

Restructuring charges (1)	(743)	(0.09)	-	-

Net loss from discontinued operations, net of income tax	-	-	(2,355)	(0.28)

GAAP Net earnings (loss) attributable to Blyth, Inc.	$7,479	$0.87	$(1,023)	$(0.12)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent costs associated with the realignment of the North American distribution center.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.